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                                                                   EXHIBIT 99.1
                                                                   ------------

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE
---------------------

                    SUBURBAN PROPANE PARTNERS, L.P. ANNOUNCES
               HIRING OF JOHN W. SMOLAK AS CHIEF FINANCIAL OFFICER

WHIPPANY, NEW JERSEY, OCTOBER 4, 2000 -- Suburban Propane Partners, L.P. (NYSE:SPH), a leading marketer of propane gas and related products and services nationwide, announced today that John W. Smolak has joined the company as Chief Financial Officer.

Prior to  joining  Suburban,  Mr.  Smolak  was Senior  Vice  President,  Finance
& Administration and Chief Financial Officer at 1-800-Flowers.com, Inc., Westbury, New York. His career includes senior financial positions with Lechters, Inc., U.S. Shoe Corporation and Marriott Corporation as well as that of management consultant with Booz, Allen & Hamilton, Inc. He graduated with a B.A. from the University of Connecticut, and holds an M.S. in Systems Management from the University of Southern California and an M.B.A. from the Wharton School.

In making this announcement, Suburban Propane's President and Chief Executive Officer, Mark A. Alexander said, "John Smolak is a very qualified financial executive who will make an immediate impact upon our organization. His extensive experience in multi-channel, customer service oriented businesses is complementary to our corporate mission and growth strategy. We are extremely pleased and excited that he will be joining our executive team."

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928 and is the nation's third largest propane gas marketer. The Partnership serves over 750,000 residential, commercial, industrial and agricultural customers through more than 350 customer service centers in more than 40 states. Corporate news, unit prices and additional information about Suburban are available 24 hours a day, 7 days a week on the company's web site: WWW.SUBURBANPROPANE.COM. To receive news releases via fax: Dial 800-758-5804 and input extension 112074.

Company contact:  Michael M. Keating
                  Vice President Human Resources & Administration
                  (973) 503-9252